Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS Technology Fund's (formerly Scudder Technology Fund) Class A, Class B, Class C, Class S, and Institutional Class Shares (the "Fund") Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 91 to the Registration Statement (Form N-1A, No. 2-10668) of our report dated December 21, 2006, on the financial statements and financial highlights of the Fund, included in the Fund's Annual Report dated October 31, 2006.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
February 26, 2007